SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934


                             EVOLVING SYSTEMS, INC.
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    30049R 10 0
                                    ---------
                                 (CUSIP Number)

     July 24, 2003 (Date of Event Which Requires Filing of this Statement)
     --------------
Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                ( ) Rule 13d-1(b)
                                (X) Rule 13d-1(c)
                                ( ) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP NO.  30049R 10 0

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1)       Name of Reporting Person           Management Insights, Inc.
         S.S. or I.R.S. Identification      75-1730160
         No. of Above Person

---------------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group             -------------------------
         (See Instructions)                 (b)

---------------------------------------------------------------------
3)       SEC Use Only

---------------------------------------------------------------------
4)       Citizenship or Place of             USA
         Organization

---------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power                   688,450
ficially
Owned by        -----------------------------------------------------
Reporting       (6) Shared Voting
Person With         Power                   0

                -----------------------------------------------------
                (7) Sole Dispositive
                    Power                   688,450

                -----------------------------------------------------
                (8) Shared Dispositive
                    Power                   0

---------------------------------------------------------------------
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          688,450

---------------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)

---------------------------------------------------------------------
11)      Percent of Class
         Represented by Amount in Row 9     4.972%

---------------------------------------------------------------------
12)      Type of Reporting Person           CO
         (See Instructions)






CUSIP NO. 30049R 10 0
---------------------------------------------------------------------
 1)      Name of Reporting Person
         S.S. or I.R.S. Identifica-         C. Robert Coates
         tion No. of Above Person

---------------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group
         (See Instructions)                 -------------------------
                                            (b)

---------------------------------------------------------------------
3)       SEC Use Only

---------------------------------------------------------------------
4)       Citizenship or Place of            USA
         Organization

---------------------------------------------------------------------
Number of      (5) Sole Voting
Shares Bene-       Power                    400
ficially
Owned by       ------------------------------------------------------
Reporting      (6) Shared Voting
Person With        Power                    688,850

               ------------------------------------------------------
               (7) Sole Dispositive
                   Power                    400

               ------------------------------------------------------
               (8) Shared
                   Dispositive Power        688,850

---------------------------------------------------------------------
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          688,850

---------------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)

---------------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                 4.975%

---------------------------------------------------------------------
12)      Type of Reporting Person           IN
         (See Instructions)


CUSIP NO. 30049R 10 0

----------------------------------------------------------------
1)      Name of Reporting Person           Suzanne Coates (1)
        S.S. or I.R.S. Identifica-
        tion No. of Above Person

----------------------------------------------------------------
2)      Check the Appropriate Box          (a)
        if a Member of a Group              --------------------
        (See Instructions)                 (b)

----------------------------------------------------------------
3)      SEC Use Only

----------------------------------------------------------------
4)      Citizenship or Place of Organization  USA
----------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power                    0
ficially
Owned by           ---------------------------------------------
Reporting       (6) Shared Voting
Person With         Power                    688,450

                   ---------------------------------------------
                (7) Sole Disposi-
                    tive Power               0

                   ---------------------------------------------
                (8) Shared
                    Dispositive Power        688,450

----------------------------------------------------------------
9)       Aggregate Amount Beneficially       688,450
         Owned by Reporting Person

----------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)

----------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                     4.972%

----------------------------------------------------------------
12)      Type of Reporting Person               IN
         (See Instructions)

----------------------------------------------------------------

 (1)       By Virtue of their ownership of Management Insights, Inc.,
           C. Robert Coates and Suzanne Coates may be deemed to be the beneficial owners of the common stock of Evolving Systems, Inc. directly owned by Management Insights, Inc.


CUSIP NO. 30049R 10 0

Item 1(a).        Name of Issuer: EVOLVING SYSTEMS, Inc.

Item 1(b).        Address of Issuer Principal Executive Offices:

                  977 Mt. Pyramid Court, Englewood, Colorado 80112

Item 2(a).        Name of Person(s) Filing:

                  Management Insights, Inc
                  C.Robert Coates
                  Suzanne Coates

Item 2(b).        Address of Principal Business Office or, If None, Residence:

                  Management Insights, Inc
                  14755 Preston Road
                  #525
                  Dallas, TX 75254 (For all Parties)

Item 2(c).        Citizenship:

                   USA

Item 2(d).        Title of Class of Securities:

                  COMMON STOCK

Item 2(e).        CUSIP Number:
                  30049R 10 0

Item 3.
              N/A

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2
                  (b) or (c), check whether the persons filing are:

         (a)      ( )Broker or Dealer registered under Section 15 of the Act.
         (b)      ( )Bank as defined in Section 3(a)(6) of the Act.
         (c)      ( )Insurance Company as defined in Section 3(a)(19) of the
                      Act.
         (d)      ( )Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.
         (e)      ( )Investment Advisor registered under Section 203 of the
                      Investment Advisers Act of 1940.
         (f)      ( )Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
         (g)      ( )Parent Holding Company in accordance with Rule 13d-1(b)(ii)
                      (G).
         (h)      ( )Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.
         (i)      ( )Church Plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j)      ( )Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4: Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)Amount Beneficially Owned:
        Management Insights, Inc.:  688,450 (directly)
         C. Robert Coates:  400 (directly); 688,450 (indirectly)
         Suzanne Coates:  688,450 (indirectly)

     (b) Percent of Class:
         Management Insights, Inc.:  4.972% (directly)
         C. Robert Coates: 0.003% (directly); 4.972% (indirectly) Suzanne Coates: 4.972% (indirectly)

     (c) Number of shares as to which such person has:
         (i) Sole power to vote or to direct the vote:
             Management Insights, Inc.:  688,450
             C. Robert Coates:  400
         (ii)Shared power to vote or to direct the vote:
             C. Robert Coates: 688,850
             Suzanne Coates: 688,450
        (iii)Sole power to dispose or to direct the disposition of:
             Management Insights, Inc.:  688,450
             C. Robert Coates: 400
         (iv)Shared power to dispose or to direct the disposition of:
             C. Robert Coates:  688,850
             Suzanne Coates: 688,450

ITEM 5:   Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6:   Ownership of More than Five Percent on Behalf of Another Person
                N/A



ITEM 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
                N/A

ITEM 8:  Identification and Classification of Members of the Group
                N/A

ITEM 9:  Notice of Dissolution of Group.
                N/A

NOTE: Management Insights, Inc., C. Robert Coates, and Suzanne Coates have changed their intentions, and now have become passive investors, and have no purpose or intent to change or influence control of the Company.


        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

Date            August 13, 2003

Signature       Management Insights, Inc.

By             /s/ C. Robert Coates
              ----------------------
Name and Title  C. Robert Coates,
                President and Chief Executive Officer

======================================================================

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

Date            August 13, 2003

Signature     /s/  C. Robert Coates
-------------------------------------

Name/Title      C. Robert Coates
============================================================

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

Date            August 13, 2003

Signature     /s/  Suzanne Coates
-------------------------------------
Name/Title      Suzanne Coates